Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SALARY.COM, INC.

Salary.com, Inc. a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Salary.com, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 26, 1999.

2. This Amended and Restated Certificate of Incorporation (the “Certificate”) was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”).

3. The text of the Corporation’s Certificate of Incorporation is hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE I.

The name of the Corporation is Salary.com, Inc.

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV.

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred five million shares, of which (i) seventy-five million, eight hundred forty-one thousand, seven hundred forty-nine (75,841,749) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), (ii) twenty-four million, one hundred fifty-eight thousand, two hundred fifty-one (24,158,251) shares shall be a class designated as preferred stock, par value $0.0001 per share, (the “pre-IPO Preferred Stock”), and (iii) five million (5,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock” and, together with the pre-IPO Preferred Stock, the “Preferred Stock”).

The number of authorized shares of the class of Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote, without a vote of the holders of the Preferred Stock (subject to the terms of the pre-IPO Preferred Stock and except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock).

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A. COMMON STOCK

Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Article IV (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Amended and Restated Certificate of Incorporation (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

(b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board or any authorized committee thereof; and

(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B. PRE-IPO PREFERRED STOCK

The Pre-IPO Preferred Stock shall consist of (i) eight hundred eight thousand, two hundred fifty-one (808,251) shares designated as Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”), (ii) one million, three hundred fifty thousand (1,350,000) shares designated as Series A-2 Convertible Preferred Stock (the “Series A-2 Preferred Stock”), (iii) six million (6,000,000) shares designated as Series A-3 Convertible Preferred Stock (the “Series A-3 Preferred Stock”), (iv) six million (6,000,000) shares designated as Series A-4 Convertible Preferred Stock (the “Series A-4 Preferred Stock”), and (v) ten million (10,000,000) shares designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock” and collectively with the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and Series A-4 Preferred Stock, the “pre-IPO Preferred Stock”).

1. Dividends. The holders of pre-IPO Preferred Stock will be entitled to receive a 6% annual dividend. Such dividend shall be cumulative and shall accrue whether or not declared, but will by payable only (i) upon the liquidation, winding up or a Change in Control (as defined below) of the Corporation or (ii) upon redemption as set forth in Section B.4 below. Notwithstanding anything to the contrary contained herein, any dividend declared and paid to holders of pre-IPO Preferred Stock shall be deemed to be applied against, and shall reduce the cumulative dividend otherwise payable to holders of pre-IPO Preferred Stock pursuant to this Section B.1. In the event that the Corporation proposes at any time to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, then, in connection with each such proposal, the Corporation shall mail written notice of such dividend or distribution (specifying the date on which persons must be holders of record of Common Stock in order to be entitled to such dividend or distribution), postage prepaid, to each holder of record of pre-IPO Preferred Stock at its address shown on the records of the Corporation, at least twenty (20) days prior to such record date. Holders of pre-IPO Preferred Stock wishing to receive such dividend or distribution shall have the right to convert their shares of pre-IPO Preferred Stock in accordance with the terms of Section B.5 below.

2. Liquidation Preference. In the event of any liquidation, dissolution, or winding-up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

(a) The holders of the pre-IPO Preferred Stock shall first receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock or any other shares of capital stock by reason of their ownership of such stock, an amount equal to $0.10877 per share of Series A-1 Preferred Stock, $0.166667 per share of Series A-2 Preferred Stock, $0.333333 per share of Series A-3 Preferred Stock, $0.25 per share of Series A-4 Preferred Stock and $1.00 per share of Series B Preferred Stock (as equitably adjusted, in the case of each series, to reflect stock dividends, stock splits, recapitalizations and the like which affect the number of issued and outstanding shares of such series) then held by them, plus an amount equal to the sum of any cumulative but unpaid dividends on the pre-IPO Preferred Stock held by them (the “Liquidation Preference”). If the assets of the Corporation legally available for distribution shall be insufficient to permit the payment in full to such holders of the pre-IPO Preferred Stock of the full aforesaid preferential amount, then the entire assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the pre-IPO Preferred Stock in accordance with the aggregate Liquidation Preference of the shares of the pre-IPO Preferred Stock held by each of them.

(b) After payment has been made to the holders of the pre-IPO Preferred of the full amounts to which they shall be entitled as aforesaid pursuant to Section B.2(a) above, the holders of the pre-IPO Preferred Stock and Common Stock shall be entitled to share ratably in the remaining assets of the Corporation legally available for distribution pro rata based on the number of shares of Common Stock held by them (assuming conversion of all such shares of pre-IPO Preferred Stock).

(c) For purposes of this Section B.2 of Article IV, (i) a consolidation or merger of the Corporation into or with any other entity or entities (other than a merger to reincorporate the Corporation into a different jurisdiction or a merger in which the shares of the Corporation outstanding immediately prior to the closing of such merger (x) represent or are converted into shares of the surviving entity that represent at least a majority of the total number of shares of the surviving entity that are outstanding or are reserved for issuance immediately after the closing of the merger and (y) have the power to elect at least a majority of the surviving corporation’s directors), or (ii) the sale of all or substantially all of the Corporation’s assets or outstanding capital stock (whether in one transaction or a series of related transactions) (each, a “Change in Control”) shall be treated as a liquidation, dissolution or winding up of the Corporation.

3. Voting Rights. The holders of the pre-IPO Preferred Stock shall vote on all matters equally with the shares of Common Stock of the Corporation and not as a separate class, at any annual or special meeting of stockholders of the Corporation and each such holder of pre-IPO Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which all shares of pre-IPO Preferred Stock held by such holder could be converted at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent is solicited. The pre-IPO Preferred Stock and Common Stock shall to the fullest extent permitted by law vote as a single class on all matters. Notwithstanding the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock and Series B Preferred Stock (individually as series and collectively as a class) may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon, irrespective of Section 242(b)(2) of the DGCL, and the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock and Series B Preferred Stock (individually or collectively) shall not be entitled to any separate class vote on any such increase or decrease.

4. Redemption.

4.1 Redemption of Preferred Stock. Subject to the terms contained herein, the Corporation shall redeem the pre-IPO Preferred Stock then outstanding on or before January 15, 2008 or such other date as the Corporation’s Board of Directors may set for the redemption of the pre-IPO Preferred Stock pursuant to the powers granted to the Board of Directors under this Section B.4.1 (the “Redemption Date”). The Corporation’s Board of Directors may, from time to time and in its sole discretion, postpone the Redemption Date for some or all of the pre-IPO Preferred Stock for successive periods of up to six months duration each, without limitation upon the total number of such postponements, upon adoption by the Board of Directors of a finding that redemption of some or all of the pre-IPO Preferred Stock in the manner provided for hereunder would substantially increase the Corporation’s risk of: (a) insolvency (however evidenced) of the Corporation or the commission of any act of insolvency by the Corporation; (b) the making of a general assignment by the Corporation for the benefit of creditors; (c) the filing of any petition or the commencement of any proceeding by the Corporation for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, compositions or extensions; or (d) the filing of any petition or the commencement of any proceeding against the Corporation for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, compositions or extensions. On the Redemption Date, except as provided below, the Corporation shall redeem from each holder of pre-IPO Preferred Stock all of the shares of pre-IPO Preferred Stock held by such holder at a price per share equal to $0.108877 per share of Series A-1 Preferred Stock, $0.166667 per share of Series A-2 Preferred Stock, $0.333333 per share of Series A-3 Preferred Stock, $0.25 per share of Series A-4 Preferred Stock and $1.00 per share of Series B Preferred Stock (as equitably adjusted, in the case of each such series, for stock splits, stock combinations, stock dividends, recapitalizations and the like which affect the number of issued and outstanding shares of such series), plus an amount equal to the sum of any cumulative but unpaid dividends on the pre-IPO Preferred Stock, held by them (such amounts to be paid on redemption referred to herein as the “Redemption Amount” ). In the event any holder of pre-IPO Preferred Stock shall request pursuant to Section B.4.2 below that the shares of pre-IPO Preferred Stock held by such holder not be redeemed by the Corporation, each share of pre-IPO Preferred Stock held by such holder shall automatically be converted into shares of Common Stock utilizing the then effective Conversion Price for each such share.

4.2 Mechanics of Redemption. Not later than thirty (30) days prior to the applicable Redemption Date, the Corporation shall mail, postage prepaid to each holder of record of the pre-IPO Preferred Stock at its address shown on the records of the Corporation a redemption notice (the “Redemption Notice”), which shall set forth the Redemption Date, the Redemption Amount and that the holder is to surrender to the Corporation, at the place designated therein, its certificate or certificates representing the shares of pre-IPO Preferred Stock to be redeemed or if requested in writing by a holder of pre-IPO Preferred Stock, converted into shares of Common Stock as described in Section B.4.1 above. The Redemption

Amount shall be paid in a lump sum payment to each holder of pre-IPO Preferred Stock on the applicable Redemption Date. If on the applicable Redemption Date sufficient funds are not legally available to redeem all shares required to be redeemed, the funds legally available shall be used to redeem the maximum possible number of shares ratably among the holders of pre-IPO Preferred Stock based upon the aggregate Redemption Amount of their respective holdings of such shares, and the remaining shares shall be redeemed as soon as possible after funds become legally available. As long as such shares of pre-IPO Preferred Stock are not legally and actually redeemed or converted into shares of Common Stock, they shall remain outstanding and available for redemption pursuant to this Article IV, Section B.4. Each holder of shares of pre-IPO Preferred Stock to be redeemed shall surrender its certificate or certificates representing such shares, duly endorsed in blank or accompanied by a duly endorsed stock power attached thereto, to the Corporation at the place designated in the Redemption Notice, and thereupon the Redemption Amount for such shares as set forth in this Section B.4 shall be paid to the order of the person whose name appears on such certificate or certificates and each surrendered certificate shall be cancelled and retired. Shares of pre-IPO Preferred Stock to be converted pursuant to Section B.4.1 shall be deemed automatically converted into shares of Common Stock as of the close of business on the Redemption Date. Each holder of such shares of pre-IPO Preferred Stock shall surrender the certificate or certificates representing such shares to the Corporation in accordance with Section B.5(d) below. The provisions of Section B.5 shall apply to such conversions. If any shares of pre-IPO Preferred Stock are not redeemed or converted solely because a holder failed to surrender the certificate or certificates representing such shares pursuant to this Section B.4, then, from and after the applicable Redemption Date, and except for the continuing right to receive payment under this Section B.4 (which shall not bear interest), such shares of pre-IPO Preferred Stock thereupon subject to redemption shall not be entitled to any further rights as pre-IPO Preferred Stock.

5. Conversion. The holders of the pre-IPO Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Each share of pre-IPO Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the pre-IPO Preferred Stock into Common Stock, as more fully described below. The number of shares of fully paid and nonassessable Common Stock into which each share of Series A-1 Preferred Stock may be converted shall be determined by dividing $0.108877 by the Series A-1 Conversion Price (as hereafter defined) in effect at the time of conversion. The Series A-1 Conversion Price shall be $0.9721160714 effective upon the filing of this Amended and Restated Certificate of Incorporation, subject to adjustments as provided in Section B.5(e) below. The number of shares of fully paid and nonassessable Common Stock into which each share of Series A-2 Preferred Stock may be converted shall be determined by dividing $0.166667 by the Series A-2 Conversion Price (as hereinafter defined) in effect at the time of conversion. The Series A-2 Conversion Price shall be $1.4880982143 effective upon the filing of this Amended and Restated Certificate of Incorporation, subject to adjustments as provided in Section B.5(e) below. The number of shares of fully paid and nonassessable Common Stock into which each share of Series A-3 Preferred Stock may be converted shall be determined by dividing $0.333333 by the Series A-3 Conversion Price (as hereafter defined) in effect at the time of conversion. The Series A-3 Conversion Price shall be $2.9172473214 effective upon the filing of this Amended and Restated Certificate of

Incorporation, subject to adjustments as provided in Section B.5(e) below. The number of shares of fully paid and nonassessable Common Stock into which each share of Series A-4 Preferred Stock may be converted shall be determined by dividing $0.25 by the Series A-4 Conversion Price (as hereafter defined) in effect at the time of conversion. The Series A-4 Conversion Price shall be $2.2321428571 effective upon filing of this Amended and Restated Certificate of Incorporation, subject to adjustments as provided in Section B.5(e) below. The number of shares of fully paid and nonassessable Common Stock into which each share of Series B Preferred Stock may be converted shall be determined by dividing $1.00 by the Series B Conversion Price (as hereafter defined) in effect at the time of conversion. The Series B Conversion Price shall be $8.3978991071 effective upon the filing of this Amended and Restated Certificate of Incorporation, subject to adjustments as provided in Section B.5(e) below.

(b) Each share of pre-IPO Preferred Stock shall automatically be converted into shares of Common Stock utilizing the then effective Conversion Price for each such share immediately upon the closing of the sale of the Corporation’s securities pursuant to a firm commitment underwritten public offering with aggregate gross proceeds of not less than $10,000,000 (a “Qualified Public Offering”).

(c) No fractional shares of Common Stock or Preferred Stock shall be issued upon conversion of the pre-IPO Preferred Stock, and any shares of pre-IPO Preferred Stock surrendered for conversion which would otherwise result in a fractional share of Common Stock shall be redeemed for the then fair market value thereof as determined by the Corporation’s Board of Directors, payable as promptly as possible whenever funds are legally available therefor. If more than one share of pre-IPO Preferred Stock is surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock to be issued upon conversion shall be computed on the basis of the aggregate number of shares of pre-IPO Preferred Stock so surrendered.

(d) Before any holder of pre-IPO Preferred Stock shall be entitled to convert the same into shares of Common Stock, it shall surrender the certificate or certificates therefor at the office of the Corporation or of any transfer agent for the pre-IPO Preferred Stock and shall give written notice to the Corporation at such office that it elects to convert the same and shall state therein the name or names in which it wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of pre-IPO Preferred Stock or to its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which it shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of pre-IPO Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(e) In case the Corporation shall at any time on or after the date upon which the first share of pre-IPO Preferred Stock was issued and outstanding subdivide the outstanding shares of Common Stock, or shall issue a stock dividend on its outstanding Common Stock, without an equivalent subdivision of, or dividend on, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series A-3 Preferred Stock, the Series A-4 Preferred Stock and/or

the Series B Preferred Stock, as the case may be, the Series A-1 Conversion Price, the Series A-2 Conversion Price, the Series A-3 Conversion Price, the Series A-4 Conversion Price and/or the Series B Conversion Price, as the case may be, in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock, without an equivalent combination of the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series A-3 Preferred Stock, the Series A-4 Preferred Stock and/or the Series B Preferred Stock, the Series A-1 Conversion Price, the Series A-2 Conversion Price, the Series A-3 Conversion Price, the Series A-4 Conversion Price and/or the Series B Conversion Price, as the case may be, in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination. Upon the occurrence of each adjustment or readjustment of the Series A-1 Conversion Price, the Series A-2 Conversion Price, the Series A-3 Conversion Price, Series A-4 Conversion Price and/or the Series B Conversion Price, as the case may be, pursuant to this Section B.5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and shall prepare and furnish to each holder of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock and/or Series B Preferred Stock, as the case may be, affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of pre-IPO Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares of pre-IPO Preferred Stock.

(f) The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of pre-IPO Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all pre-IPO Preferred Stock from time to time outstanding.

6. Waivers. Any action, approval, request, consent or notice under this Article IV with respect to the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock and/or Series B Preferred Stock may be granted or waived and shall become effective and binding upon all holders of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock and/or Series B Preferred Stock if the same is approved by the vote or written consent of the holders of a majority of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock and/or Series B Preferred Stock, as applicable, then outstanding (taken for this purpose as a single series on an as if converted basis).

C. UNDESIGNATED PREFERRED STOCK

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide for the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

ARTICLE V.

STOCKHOLDER ACTION

1. Action without Meeting. Except as otherwise provided herein, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI.

DIRECTORS

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2. Election of Directors. Election of Directors need not be by written ballot unless the By-laws of the Corporation (the “By-laws”) shall so provide.

3. Number of Directors; Term of Office. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series or class of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as reasonably possible. The initial Class I Directors of the Corporation shall be John F. Gregg, Terry A. Temescu and Yong Zhang; the initial Class II Directors of the Corporation shall be Paul R. Daoust, Kenneth S. Goldman and Robert Trevisani; and the initial Class III Directors of the Corporation shall be

Edward F. McCauley, G. Kent Plunkett and John R. Sumser. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2007, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2008, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2009. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Amended and Restated Certificate of Incorporation, the holders of any one or more series or class of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation and any certificate of designations applicable thereto.

4. Vacancies. Subject to the rights, if any, of the holders of any series or class of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Subject to the rights, if any, of the holders of any series or class of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director.

5. Removal. Subject to the rights, if any, of any series or class of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of Directors. At least forty-five (45) days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

ARTICLE VII.

LIMITATION OF LIABILITY

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.

ARTICLE VIII.

AMENDMENT OF BY-LAWS

1. Amendment by Directors. Except as otherwise provided by law, the by-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

2. Amendment by Stockholders. The by-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose as provided in the by-laws, by the affirmative vote of at least 75% of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE IX.

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute and this

Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of this Amended and Restated Certificate of Incorporation, and in addition to any other vote of holders of voting stock that is required by this Amended and Restated Certificate of Incorporation or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of not less than 75% of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII, Article VIII or Article IX of this Amended and Restated Certificate of Incorporation.

[End of Text]

THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this             day of             , 2007.

SALARY.COM, INC.

By:
G. Kent Plunkett
Chief Executive Officer